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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
_______________________________________________________________________________
1.  Name and Address of Reporting Person*

Uveges                         George
-------------------------------------------------------------------------------
    (Last)                     (First)                         (Middle)

C/O BioSource International, Inc.
542 Flynn Road
-------------------------------------------------------------------------------

Camarillo,                     CA                                 93012
-------------------------------------------------------------------------------
     (City)                   (State)                              (Zip)
_______________________________________________________________________________
2.  Date of Event Requiring Statement (Month/Day/Year)

September 18, 2000
_______________________________________________________________________________
3.  IRS Identification Number of Reporting Person, if an Entity (Voluntary)


_______________________________________________________________________________
4.  Issuer Name and Ticker or Trading Symbol

BioSource International, Inc. (Nasdaq "BIOI")
_______________________________________________________________________________
5.  Relationship of Reporting Person to Issuer (Check all applicable)

     [ ] Director                       [ ] 10% Owner
     [X] Officer (give title below)     [ ] Other (specify below)

Chief Operating Officer
_______________________________________________________________________________
6.  If Amendment, Date of Original (Month/Day/Year)

9/28/00
_______________________________________________________________________________
7.  Individual or Joint/Group Filing (Check Applicable Line)

     [x] Form Filed by One Reporting Person
     [ ] Form Filed by More than one Reporting Person
_______________________________________________________________________________

           TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------
                          2.                3.
                          Amount of         Ownership
                          Securities        Form:             4.
1.                        Beneficially      Direct (D) or     Nature of Indirect
Title of Security         Owned             Indirect (I)      Beneficial Ownership
(Instr. 4)                (Instr. 4)        (Instr. 5)        (Instr. 5)
-----------------------------------------------------------------------------------------------

Common Stock, par value
$0.001 per share          12,428            D
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

*    If the form is filed by more than one reporting person, SEE Instruction
     5(b)(v).


                                                                 SEC 1472 (3-99)

--------------------------------------------------------------------------------
        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
                CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------

                  2.                     3.
                  Date                   Title and Amount
                  Exercisable and        of Securities Underlying                     5.
                  Expiration Date        Derivative Security           4.             Ownership Form
1.                (month/day/year)       (Instr. 4)                    Conversion     of Derivative
Title of          ----------------       --------------------------    or Exercise    Securities          6.
Derivative        Date     Expira-                        Amount or    Price of       Direct (D) or       Nature of Indirect
Security          Exer-    tion                           Number of    Derivative     Indirect (I)        Beneficial Ownership
(Instr. 4)        cisable  Date          Title            Shares       Security       (Instr. 5)          (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

Options to
purchase Common                          Common
Stock             *        9/18/10       Stock            200,000      $21.88         D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

     * Exercisable as to 25% on each of September 18, 2001, September 18, 2002, September 18, 2003 and September 18, 2004.





                /S/ GEORGE UVEGES                           October 27, 2000
             --------------------------------------       ---------------------
                **Signature of Reporting Person                   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, SEE Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number

                                   Page 2
                                                                 SEC 1473 (3-99)